Exhibit 10.2

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No. 79780 / January 12, 2017

ACCOUNTING AND AUDITING ENFORCEMENT

Release No. 3843 / January 12, 2017

ADMINISTRATIVE PROCEEDING

File No. 3-17771

In the Matter of Biomet, Inc. Respondent.	ORDER INSTITUTING CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE-AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”), against Biomet, Inc. (“Biomet” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, Respondent admits the Commission’s jurisdiction over it and the subject matter of these proceedings, and consents to the entry of this Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”), as set forth below.

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III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

Summary

1. These proceedings arise from violations of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) [15 U.S.C. 78dd] by Respondent Biomet, Inc., a global medical device company with operations around the world. From approximately 2008 through 2013, Biomet, through its subsidiary and third party customs brokers, made unlawful payments to Mexican customs officials to facilitate the importation of Biomet’s unregistered and mislabeled dental products into Mexico. In addition, from 2009 to 2013, Biomet improperly recorded transactions with a known prohibited distributor in Brazil as transactions with another distributor. Biomet had prohibited the use of the distributor after determining the distributor made improper payments to public doctors in Brazil from 2000 to August 2008 to obtain sales of Biomet products, which was the subject of Biomet’s 2012 settlement with the Commission and criminal authorities for FCPA violations. Biomet could not account for the prohibited distributor’s use of certain funds nor determine if the prohibited distributor had continued the same improper conduct. Biomet failed to appropriately record the transactions in Mexico and Brazil in its books and records. Biomet also failed to devise and maintain a sufficient system of internal accounting controls.

Respondent

2. Biomet, Inc. is a medical device company headquartered in Warsaw, Indiana that sells medical device and dental products. Prior to 2008, Biomet’s common stock was registered with the Commission pursuant to Section 12(b) of the Exchange Act. In September 2007, Biomet was acquired by a group of private equity funds and went private. Biomet subsequently filed a Form S-1 that went effective in May 2008 and was therefore required pursuant to Rule 15(d) to file periodic reports with the Commission.

3. In a March 2012 settlement with the Commission, Biomet consented to a permanent injunction against future violations of Sections 30A, 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act, as well as the appointment of an independent compliance monitor for a period of three years, for FCPA violations in multiple countries.

4. In June 2015, Biomet was acquired by Zimmer Holdings, Inc. (“Zimmer”), and the combined companies were renamed Zimmer Biomet Holdings, Inc. The new company remained headquartered in Warsaw, Indiana. Zimmer Biomet began trading on the New York Stock Exchange and the SIX Swiss Exchange under the ticker symbol “ZBH” on June 29, 2015. Zimmer Biomet operates in more than 100 countries, has approximately 17,000 employees, and in fiscal year 2015, reported revenue of $ 6 billion.

[1]	The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

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Relevant Entities

5. Biomet 3i LLC (“Biomet 3i”) is a wholly owned subsidiary of Biomet, Inc., located in Palm Beach Gardens, Florida, that sold dental implants in various countries, including Brazil and Mexico. Biomet 3i’s books and records were consolidated into the books and records of Biomet.

6. Biomet 3i Mexico (“3i Mexico”) is a Mexico City, Mexico based business operation of Biomet 3i, a U.S. subsidiary of Biomet, Inc. Biomet 3i conducted all of its sales in Mexico through 3i Mexico. 3i Mexico’s books and records were ultimately consolidated into Biomet’s books and records.

7. Biomet International Corporation (“Biomet International”) is a Delaware corporation and a wholly-owned subsidiary of Biomet. Biomet conducts sales of Biomet products in Brazil through Biomet International. Biomet International’s books and records are consolidated into Biomet’s books and records.

8. Mexican Customs Broker is a private company registered in Mexico that acted as 3i Mexico’s primary customs broker from April 2010 to October 2013. 3i Mexico did not have a written contract or fee schedule with Mexican Customs Broker during this time.

9. Texas Customs Broker is a private company based in Mission, Texas. Texas Customs Broker served as 3i Mexico’s customs broker until mid-2009. Texas Customs Broker was not a licensed customs broker, and 3i Mexico did not have a written contract or fee schedule with the company.

10. Prohibited Brazilian Distributor was the individual owner of a Brazilian company that served as Biomet’s exclusive authorized distributor for reconstructive products in Brazil until 2008, when Biomet terminated the relationship due to prior FCPA violations.

Prior Commission Action

11. In March 2012, the SEC filed a settled injunctive action against Biomet for violations of the anti-bribery, books and records, and internal controls provisions of the federal securities laws. The complaint alleged that, from 2000 through August 2008, Biomet, through four subsidiaries, paid bribes to public doctors employed by public hospitals and agencies in Argentina, Brazil, and China. One of the largest schemes involved Biomet’s sales of medical devices in Brazil through its U.S. subsidiary, Biomet International. Biomet International employees engaged in a scheme in which its Brazilian distributor, through his company, paid bribes to doctors employed by state-owned hospitals in the form of “commissions” of 10-20% of the value of medical devices purchased by the doctors, since as early as 2001. As part of its settlement with the SEC, Biomet agreed to terminate its relationship with the distributor (“Prohibited Brazilian

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Distributor”). In 2009, Biomet re-entered the Brazilian market and hired new Brazilian distributors to sell its medical implants. Biomet subsequently notified the Commission staff that sales of Biomet products into Brazil would be done by these new authorized distributors.

12. Biomet paid $5.5 million in disgorgement and prejudgment interest, and was ordered to retain an independent compliance monitor to review its compliance program. At the same time, Biomet entered into a deferred prosecution agreement (“DPA”) with the Department of Justice that imposed a criminal fine of $17,280,000 and the appointment of a monitor.

13. After the settlement and pursuant to the monitor’s recommendations, Biomet took steps to enhance its compliance program, including conducting trainings, hiring additional compliance resources, and implementing new policies and controls. Biomet reported its remedial steps to Commission staff and the monitor on a periodic basis. In 2013, Biomet reported to the Commission staff and the monitor suspected instances of continued anti-bribery violations, including conduct in Brazil and Mexico. Biomet retained outside counsel to conduct an investigation. Subsequently, in June 2015, Biomet was acquired by Zimmer, and Zimmer began a process to fully integrate the legacy Biomet entity into a newly combined compliance program. Despite extending the monitorship by one year, the monitor ultimately was unable to certify that the legacy Biomet entity had a fully operational and effective compliance program as a result of the acquisition and the recurring compliance issues in Brazil and Mexico. The monitorship terminated in March 2016.

Biomet Continues Use of Prohibited Brazilian Distributor

14. Despite telling the government that it had terminated its relationship with Prohibited Brazilian Distributor in 2008, Biomet continued to sell goods into Brazil through Prohibited Brazilian Distributor through 2013. Biomet International recorded the transactions with Prohibited Brazilian Distributor on its books and records as if they were transactions with their authorized distributor. Biomet did not take any action to stop the conduct until it received a whistleblower complaint at the end of 2013, and initiated an internal investigation.

15. As early as 2009, Biomet conducted an internal audit of its Brazilian distributors that identified a relationship between its authorized distributor and Prohibited Brazilian Distributor’s company. The draft audit report recommended that the authorized distributor needed to be fully separated from Prohibited Brazilian Distributor’s company. However, the recommendation and references to Prohibited Brazilian Distributor’s company were removed from the final report by a member of Biomet’s legal team and the issue was not tracked for follow up by anyone in Biomet’s legal, compliance, or internal audit departments, thereby allowing the relationship to continue for several more years.

16. By at least April 2010, Biomet became aware that the owner of one of Biomet’s authorized distributors had given over control of the company to Prohibited Brazilian Distributor.2

[2]	At the time that Biomet entered into distribution agreements with the new Brazilian distributors, Biomet was aware that each of these new distributors was owned and operated by former partners of Prohibited Brazilian Distributor. Biomet failed to appropriately assess the risks posed by the connection between Prohibited Brazilian Distributor and his former partners and did not take steps to monitor changes in the ownership structure of the new distributors.

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A Biomet employee even described the relationship in documents as the “[authorized distributor] = [Prohibited Brazilian Distributor]”. Further, in June 2010, Prohibited Brazilian Distributor entered into a consulting agreement with the authorized distributor. The Prohibited Brazilian Distributor’s compensation under the agreement was tied to increases in Biomet product sales. Certain Biomet senior employees were aware of this consulting relationship as early as June 2010 and failed to take steps to stop the relationship.

17. Thereafter, in July 2010, the authorized distributor informed Biomet that it faced importation restrictions in Brazil, but suggested a means to work around the restrictions by arranging for Prohibited Brazilian Distributor, which continued to hold Biomet product registrations, to directly import Biomet products on behalf of the authorized distributor. Biomet approved the proposed importation arrangement. With Biomet’s knowledge and consent, the authorized distributor placed product orders with Biomet and provided cash to Prohibited Brazilian Distributor to cover the customs, duties, and product costs. Prohibited Brazilian Distributor used a portion of the cash to pay customs and transferred the rest to his personal bank account. Biomet then received wire transfers from Prohibited Brazilian Distributor’s personal bank account relating to the shipments, but credited the payments to invoices issued to the authorized distributor.

18. In addition, between July 2012 and September 2013, the authorized distributor paid Prohibited Brazilian Distributor and/or his company approximately $3 million in product purchases, $2 million for which Biomet could not determine the purpose, and $30,000 for an apartment used by Prohibited Brazilian Distributor in Sao Paulo. Furthermore, despite knowing of the prohibition against further dealings with Prohibited Brazilian Distributor, certain Biomet employees continued to meet with Prohibited Brazilian Distributor for business purposes, and allowed Prohibited Brazilian Distributor to attend several Biomet sales events between 2010 and 2013.

19. Despite clear knowledge that Prohibited Brazilian Distributor was acting as its distributor since 2009, Biomet recorded the business transactions as if they were transactions with their authorized distributor. From July 2009 to September 2013, Biomet obtained over $3,168,000 in profits from the transactions involving the Prohibited Brazilian Distributor.

Sale of Unregistered and Mislabeled Products into Mexico

20. Until mid-2009, both 3i Mexico and another Biomet subsidiary, Biomet Mexico, imported products into Mexico via Laredo, Texas, using Texas Customs Broker. Texas Customs Broker was an unlicensed customs broker and Biomet did not have a written contract or fee schedule with the broker. In January 2009, Biomet 3i employees received emails indicating that 3i Mexico planned to import unregistered product into Mexico through Laredo. One such email from the head of 3i Mexico, a Mexican national based in Mexico, stated “In the airport of Mexico, customs are stricter and the importing is more complicated. At the Texas border, since it is a land border, it is less strict and they do not request all the documents.”

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21. Subsequently, Biomet investigated the Texas Customs Broker as part of a broader compliance assessment to be performed by an outside auditing firm. The auditor’s report noted that “Biomet Mexico was found to still be using a certain customs consultant ([Texas Customs Broker]) for expediting Biomet products through the Mexico/US border that was previously determined by Biomet Corporate to be of higher risk.” The auditor’s report also noted that Biomet lacked “due diligence procedures regarding distributors and custom agents/consultants and a formal process related to their selection,” causing internal controls risks. The report recommended that Biomet establish formal policies and procedures regarding vendor due diligence.

22. Biomet Mexico senior management were aware that Texas Customs Broker was able to “import limited quantities of certain instruments without obtaining a Mexican product license…” and that the Texas Customs Broker would simply “physically cross the border in [his] own vehicles with Biomet’s product.” The Texas Customs Broker was essentially smuggling the goods over the border.

23. Based on the findings in the auditor’s report, which alerted Biomet to significant red flags about the ongoing use of an unlicensed customs broker circumventing customs requirements for the purpose of importing unregistered products, Biomet instructed Biomet Mexico and 3i Mexico to cease working with Texas Customs Broker.

24. In April 2010, to replace Texas Customs Broker, 3i Mexico hired Mexican Customs Broker as its primary customs broker, but again did not enter into a written contract or fee schedule. Mexican Customs Broker served as 3i Mexico’s primary customs broker through October 2013.

25. In early 2010, 3i Mexico began experiencing problems importing product at the Mexico City International Airport because of missing registrations and incorrect labels on products. Biomet 3i Mexico senior management suggested shipping such products through Laredo, Texas instead. Senior Biomet and Biomet 3i personnel across multiple departments, including legal, regulatory, compliance, and finance, were aware of the problems importing goods through Mexico City. Senior Biomet 3i employees approved a proposed solution to ship through Laredo because of its more lax customs procedures. Biomet 3i Mexico began working with Mexican Customs Broker to import the unregistered and mislabeled products from Biomet 3i’s Palm Beach Gardens location into Mexico through Laredo, Texas. Despite subsequently confirming in July 2012 with its regulatory consultant that it was illegal both to import into Mexico and sell within Mexico unregistered product, Biomet 3i allowed certain shipments to continue after July 2012, as well as permitted the sale of unregistered product that had already entered Mexico.

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26. To address these importation issues, with the knowledge of the head of 3i Mexico, Mexican Customs Broker divided shipment items based on whether they had valid registrations and proper labeling. Mexican Customs Broker imported the registered products through the Mexico City airport, while hiring sub-agents to smuggle the unregistered and mislabeled product through Laredo by paying bribes to Mexican customs officials at the border. Once the divided items entered Mexico, Mexican Customs Broker would recombine them and deliver the complete shipment to 3i Mexico.

27. Mexican Customs Broker through its sub-agents made improper payments to Mexican customs officials when necessary to import the sub-agent shipments with the knowledge and approval of the head of 3i Mexico. To facilitate these payments, Mexican Customs Broker provided separate invoices to Biomet 3i Mexico for services rendered by Mexican Customs Broker and by its sub-agents. A Biomet 3i Mexico employee based in Mexico omitted references to the sub-agents when entering the payments into Biomet’s accounting system, and recorded the payments to the sub-agents as though they were payments to Mexican Customs Broker.

28. From approximately April 2010 to September 2013, Biomet paid Mexican Customs Broker approximately $549,000 and its sub-agents $981,000. The payments to Mexican Customs Broker’s sub-agents were unusually large and lacked supporting documentation, containing only one-line invoices for unspecified “Professional Services” or “Consulting and Logistics.” Mexican Customs Broker’s invoices, which were not supported by any fee schedule agreed upon between 3i Mexico and Mexican Customs Broker or any other details, included simply line items such as “Servicio Especial” or “Servicio Extraordinario” (Special or Extraordinary Service), “Cruce de Puente” (Bridge Crossing Fee), or “Cuenta Americana,” (American Account). These unsupported and/or improper charges from Mexican Customs Broker and its sub-agents were improperly recorded under a Costo de Fletes (Freight Cost) account.

29. From 2008 to 2013, Biomet obtained $2,652,100 in profits from the transactions involved in the Mexico scheme.

Anti-Bribery Violations

30. Biomet subsidiary 3i Mexico engaged Mexican Customs Broker and certain sub-agents to pay bribes to Mexican customs officials for the purpose of circumventing Mexican customs laws regarding importing unregistered and improperly labeled products into Mexico. Biomet the parent saw numerous red flags indicating that the Mexican subsidiary’s customs agents were using bribes to resolve the known Mexican customs issues. Biomet had already instructed Biomet Mexico and 3i Mexico to terminate a relationship with Texas Customs Broker after numerous red flags were identified indicating Texas Customs Broker was likely smuggling unregistered products over the border. 3i Mexico subsequently failed to conduct adequate due diligence in the hiring of Mexican Customs Broker and its sub-agents as a replacement, or to require a written contract or fee schedule. Further, Biomet employees across multiple levels and departments were aware of importation issues arising in Mexico and failed to question how Mexican Customs Broker was managing to overcome such issues while other Biomet employees

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based in Mexico knew that bribes were being paid at the border. Biomet was on notice of substantial compliance risks based in part on the outside auditor report since as early as 2008, and failed to take steps to detect and prevent the ongoing bribery. As a result of the bribery of Mexican customs officials, Biomet violated Section 30A of the Exchange Act.

Failure to Maintain Accurate Books and Records

31. In Brazil, over the period July 2009 to September 2013, Biomet improperly recorded in its books and records payments to Prohibited Brazilian Distributor as payments to another authorized distributor. In Mexico, a Biomet subsidiary engaged two agents, one who was unlicensed, to smuggle goods across the border. One of the agents paid bribes to Mexican customs officials. Biomet improperly recorded payments to both agents between 2010 and 2013 in excess of $1.5 million, including $981,000 in payments to sub-agents that was actively concealed in Biomet’s books and records. The payments were recorded as freight cost and as other legitimate costs, which did not reflect the true nature of those payments. Biomet violated Section 13(b)(2)(A) by improperly recording the transactions and payments in Brazil and Mexico in its accounting books and records.

Failure to Maintain Sufficient Internal Accounting Controls

32. Biomet failed to implement internal accounting controls sufficient to detect or prevent bribery and to ensure the accuracy of its books and records. Biomet’s ongoing business ties to Prohibited Brazilian Distributor were known to Biomet employees as early as December 2009 and Biomet failed to take appropriate steps to stop the continued prohibited relationship. Biomet improperly recorded its business transactions with Prohibited Brazilian Distributor as transactions with its authorized distributor. Biomet violated Section 13(b)(2)(B) of the Exchange Act by failing to have internal controls in place to detect and prevent Biomet’s improper recording of transactions with the Prohibited Brazilian Distributor.

33. Biomet further failed to devise and maintain internal accounting controls to prevent and detect 3i Mexico’s payments to Texas Customs Broker and Mexican Customs Broker to get product without valid registrations or proper labeling into Mexico, including improper payments to Mexican customs officials made by Mexican Customs Broker. Biomet directed 3i Mexico to terminate its arrangement with Texas Customs Broker and to hire a new broker. However, 3i Mexico failed to conduct due diligence on Mexican Customs Broker and failed to get a written contract or fee schedule. Biomet failed to address the numerous red flags that bribery was occurring to import its goods into Mexico. Biomet’s internal accounting controls did not prevent and detect the improper payments totaling approximately $981,000 between 2010 and 2013.

Legal Standards and Violations

34. As a result of the conduct described above, Biomet violated Section 30A of the Exchange Act, which makes it unlawful for an issuer with securities registered under Section 12 of the Exchange Act or which is required to file reports under Section 15(d) of the Exchange Act, or any employee or agent acting on its behalf, to make use of the mails or any means or

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instrumentality of interstate commerce corruptly in furtherance of an effort to pay or offer to pay anything of value to foreign officials for the purpose of influencing their official decision-making, in order to assist in obtaining or retaining business.

35. Further, as a result of the conduct described above, Biomet violated Section 13(b)(2)(A) of the Exchange Act, which requires issuers to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of the assets of the issuer.

36. In addition, as a result of the conduct described above, Biomet violated Section 13(b)(2)(B) of the Exchange Act, which requires issuers to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Remedial Actions and Undertakings

37. In determining to accept the Offer, the Commission considered Respondent’s cooperation and remedial acts.

38. Respondent undertakes to engage an Independent Compliance Monitor pursuant to the provisions set forth in Attachment A of the Order.

39. Respondent undertakes to require the Independent Compliance Monitor to enter into an agreement that provides that for the period of engagement and for a period of two years from completion of the engagement, the Independent Compliance Monitor shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondent, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity. The agreement will also provide that the Independent Compliance Monitor will require that any firm with which he/she is affiliated or of which he/she is a member, and any person engaged to assist the Independent Compliance Monitor in performance of his/her duties under this Order shall not, without prior written consent of the Division of Enforcement, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondent, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement.

40. Certify, in writing, compliance with the undertaking(s) set forth above. The certification shall identify the undertaking(s), provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance. The

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Commission staff may make reasonable requests for further evidence of compliance, and Respondent agrees to provide such evidence. The certification and supporting material shall be submitted to Kara Novaco Brockmeyer, FCPA Unit Chief, Division of Enforcement, U.S. Securities and Exchange Commission, 100 F Street, N.E., Mail Stop 5631, Washington, D.C. 20549, with a copy to the Office of Chief Counsel of the Enforcement Division, no later than sixty (60) days from the date of the completion of the undertakings.

41. Respondent undertakes to do the following: in connection with this action and any related judicial or administrative proceeding or investigation commenced by the Commission or to which the Commission is a party, Respondent (i) agrees to appear and be interviewed by Commission staff at such times and places as the staff requests upon reasonable notice; (ii) will accept service by mail or facsimile transmission of notices or subpoenas issued by the Commission for documents or testimony at depositions, hearings, or trials, or in connection with any related investigation by Commission staff; (iii) appoints Respondent’s undersigned attorney as agent to receive service of such notices and subpoenas; (iv) with respect to such notices and subpoenas, waives the territorial limits on service contained in Rule 45 of the Federal Rules of Civil Procedure and any applicable local rules, provided that the party requesting the testimony reimburses Respondent’s travel, lodging, and subsistence expenses at the then-prevailing U.S. Government per diem rates; and (v) consents to personal jurisdiction over Respondent in any United States District Court for purposes of enforcing any such subpoena.

Deferred Prosecution Agreement

42. Zimmer Biomet will enter into a deferred prosecution agreement with the Department of Justice that acknowledges responsibility for criminal conduct relating to the findings in the Order. Specifically, Zimmer Biomet acknowledges responsibility for Biomet’s violations of the internal controls provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, 15 U.S.C. §§ 78m(b)(2)(B), 78m(b)(5), and 78ff(a). Further, Jerds Luxembourg Holding, S.AR.L., the direct parent company of Biomet 3i Mexico, will enter into a guilty plea for causing violations of the FCPA’s books and records provisions, 15 U.S.C. §§ 78m(b)(2)(A). Zimmer Biomet has agreed to pay a criminal fine of $17,460,300 in connection with the deferred prosecution agreement.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent Biomet’s Offer.

Accordingly, it is hereby ORDERED that:

A. Pursuant to Section 21C of the Exchange Act, Respondent Biomet cease and desist from committing or causing any violations and any future violations of Sections 13(b)(2)(A), 13(b)(2)(B) and 30A of the Exchange Act [15 U.S.C. §§ 78m(b)(2)(A), 78m(b)(2)(B), and 78dd-1].

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B. Respondent will comply with its Undertakings as enumerated in paragraphs 38 to 41 above.

C. Respondent shall, within fourteen days of the entry of this Order, pay disgorgement of $5,820,100, prejudgment interest of $702,705, and a civil penalty of $6,500,000, for total payment of $13,022,805 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3). If payment of disgorgement and prejudgment interest is not made by the date the payment is required by this Order, additional interest shall accrue pursuant to SEC Rule of Practice 600, and if payment of the civil penalty is not made by the date the payment is required by this Order, additional interest shall accrue pursuant to 31 U.S.C. § 3717. Payment must be made in one of the following ways:

(1)	Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)	Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3)	Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center

Accounts Receivable Branch

HQ Bldg., Room 181, AMZ-341

6500 South MacArthur Boulevard

Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Biomet as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Tracy L. Price, Assistant Director, Division of Enforcement, Securities and Exchange Commission, 100 F St., NE, Washington, DC 20549-5631.

By the Commission.

Brent J. Fields
Secretary

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Attachment A

Independent Compliance Monitor

Retention of Monitor and Term of Engagement

1. Zimmer Biomet (“Company”) shall engage an independent compliance monitor (the “Monitor”) not unacceptable to the staff of the Commission within sixty (60) calendar days of the issuance of the Order. The Monitor shall have, at a minimum, the following qualifications: (i) demonstrated expertise with respect to the FCPA and other applicable anti-corruption laws, including experience counseling on FCPA issues; (ii) experience designing or reviewing corporate compliance policies, procedures, and internal accounting controls, including FCPA and anti-corruption policies and procedures; (iii) the ability to access and deploy resources as necessary to discharge the Monitor’s duties; and (iv) sufficient independence from the Company to ensure effective and impartial performance of the Monitor’s duties. The Commission staff may extend the Company’s time period to retain the Monitor, in its sole discretion. If the Monitor resigns or is otherwise unable to fulfill the obligations herein, the Company shall within forty-five (45) days retain a successor Monitor that has the same minimum qualifications as the original monitor and that is not unacceptable to the Commission staff.

2. The Company shall retain the Monitor for a period of not less than thirty-six (36) months, unless the Commission staff finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the Monitor, in which case the Monitorship may be terminated early (the “Term of the Monitorship”). The term of the Monitorship can be extended as set forth in Paragraph 26, below. The Company shall provide the Commission staff with a copy of the agreement detailing the scope of the Monitor’s responsibilities within thirty (30) days after the Monitor is engaged.

3. During the Term of the Monitorship and for a period of two years from the conclusion of the Monitorship, neither the Company nor any of its then-current or former affiliates, subsidiaries, directors, officers, employees, or agents acting in their capacity as such shall enter into, or discuss the possibility of, any employment, consultant, attorney-client, auditing, or other professional relationship with the Monitor.

Company’s Obligations

4. The Company shall cooperate fully with the Monitor and provide the Monitor with access to all non-privileged information, documents, books, records, facilities, and personnel as reasonably requested by the Monitor; such access shall be provided consistent with the Company’s and the Monitor’s obligations under applicable local laws and regulations, including but not limited to, applicable data privacy and national security laws and regulations. The Company shall use its best efforts, to the extent reasonably requested, to provide the Monitor with access to the Company’s former employees, third party vendors, agents, and consultants. The Company does not intend to waive the protection of the attorney work product doctrine, attorney-client privilege, or any other privilege applicable as to third parties.

5. The parties agree that no attorney-client relationship shall be formed between the Company and the Monitor. In the event that the Company seeks to withhold from the Monitor access to information, documents, books, records, facilities, current or former personnel of the Company, its third-party vendors, agents, or consultants that may be subject to a claim of attorney-client privilege or to the attorney work-product doctrine, or where the Company reasonably believes production would otherwise be inconsistent with the applicable law, the Company shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor. If, during the Term of the Monitorship, the Monitor believes that the Company is unreasonably withholding access on the basis of a claim of attorney-client privilege, attorney work-product doctrine, or other asserted applicable law, the Monitor shall notify the Commission staff.

6. Upon entry of this Order and during the Term of the Monitorship, should the Company learn of credible evidence or allegations of corrupt payments, false books, records, or accounts, or the failure to implement adequate internal accounting controls, the Company shall promptly report such evidence or allegations to the Commission staff. Any disclosure by the Company to the Monitor concerning potential corrupt payments, false books and records, or internal accounting control issues shall not relieve the Company of any otherwise applicable obligation to truthfully disclose such matters to the Commission staff.

Monitor’s Mandate

7. The Monitor shall review and evaluate the effectiveness of the Company’s policies, procedures, practices, internal accounting controls, recordkeeping, and financial reporting (collectively, “Policies and Procedures”), with a focus on the Company’s legacy Biomet operations as integrated into Zimmer Biomet, as they relate to the Company’s current and ongoing compliance with the anti-bribery, books and records, and internal accounting controls provisions of the FCPA and other applicable anti-corruption laws (collectively, “Anti-corruption Laws”), and make recommendations reasonably designed to improve the effectiveness of the Company’s internal accounting controls and FCPA corporate compliance program (the “Mandate”). This Mandate shall include an assessment of the Board of Directors’ and senior management’s commitment to, and effective implementation of, the FCPA corporate compliance program. In carrying out the Mandate, to the extent appropriate under the circumstances, the Monitor may coordinate with the Company personnel, including in-house counsel, compliance personnel, and internal auditors. To the extent the Monitor deems appropriate, it may rely on the Company’s processes, and on sampling and testing methodologies. The Monitor is not expected to conduct a comprehensive review of all business lines, all business activities, and all markets. Any disputes between the Company and the Monitor with respect to the Work Plan shall be decided by the Commission staff in its sole discretion.

8. During the term of the Monitorship, the Monitor shall conduct three reviews (First Review, Second Review, and Third Review), issue a report following each review (First Review Report, Second Review Report, and Third Review Report), and issue a Final Certification Report, as described below. The Monitor’s Work Plan for the First Review shall include such steps as are reasonably necessary to conduct an effective First Review. It is not intended that the Monitor will conduct its own inquiry into historical events. In developing each Work Plan and in carrying out the reviews pursuant to such plans, the Monitor is encouraged to coordinate with the Company’s personnel, including auditors and compliance personnel.

First Review and Report

9. The Monitor shall commence the First Review no later than one hundred twenty (120) calendar days from the date of the engagement of the Monitor (unless otherwise agreed by the Company, the Monitor, and the Commission staff). Promptly upon being retained, the Monitor shall prepare a written Work Plan, which shall be submitted to the Company and the Commission staff for comment no later than sixty (60) days after being retained.

10. In order to conduct an effective First Review and to understand fully any existing deficiencies in the Company’s internal accounting controls and FCPA corporate compliance program, the Monitor’s Work Plan shall include such steps as are reasonably necessary to understand the Company’s business and its global anti-corruption risks. The steps shall include:

(a)	inspection of relevant documents, including the internal accounting controls, recordkeeping, and financial reporting policies and procedures as they relate to the Company’s compliance with the books and records, internal accounting controls, and anti-bribery provisions of the FCPA and other applicable anti-corruption laws;

(b)	onsite observation of selected systems and procedures comprising the Company’s FCPA corporate compliance program, including anti- corruption compliance procedures, internal accounting controls, recordkeeping, due diligence, and internal audit procedures, including at sample sites;

(c)	meetings with, and interviews of, as relevant, the Company employees, officers, directors, and, where appropriate and feasible, its third-party vendors, agents, or consultants and other persons at mutually convenient times and places; and

(d)	risk-based analyses, studies, and testing of the Company’s FCPA corporate compliance program.

11. The Monitor may take steps as reasonably necessary to develop an understanding of the facts and circumstances surrounding prior FCPA violations that gave rise to this action or violations of other applicable anti-corruption laws, but shall not conduct his or her own inquiry into those historical events.

12. After receiving the First Review Work Plan, the Company and Commission staff shall provide any comments concerning the First Review Work Plan within thirty (30) days to the Monitor. Any disputes between the Company and the Monitor with respect to the First Review Work Plan shall be decided by the Commission staff in its sole discretion. Following comments by the Company and Commission staff, the Monitor will have fifteen (15) days to submit a Final First Review Work Plan.

13. The First Review shall commence no later than one hundred twenty (120) days from the date of the engagement of the Monitor (unless otherwise agreed by the Company, the Monitor, and the Commission staff). The Monitor shall issue a written report within one hundred fifty (150) days of commencing the First Review, setting forth the Monitor’s assessment and, if necessary, making recommendations reasonably designed to improve the effectiveness of the Company’s internal accounting controls and FCPA corporate compliance program as they relate to the Company’s compliance with the FCPA and other applicable anti-corruption laws. The Monitor should consult with the Company concerning his or her findings and recommendations on an ongoing basis and should consider the Company’s comments and input to the extent the Monitor deems appropriate. The Monitor may also choose to share a draft of his or her report with the Company and Commission staff prior to finalizing it. The Monitor shall provide the report to the Board of Directors of the Company and contemporaneously transmit a copy to Commission staff.

14. Within one hundred fifty (150) days after receiving the Monitor’s First Review Report, the Company shall adopt and implement all recommendations in the report, provided, however, that as to any recommendation that the Company considers unduly burdensome, impractical, costly, or inconsistent with applicable law or regulation, the Company need not adopt that recommendation at that time, but may submit in writing to the Monitor and the Commission staff within sixty (60) days of receiving the report, an alternative policy, procedure, or system designed to achieve the same objective or purpose.

15. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Commission staff. Any disputes between the Company and the Monitor with respect to the recommendations shall be decided by the Commission staff in its sole discretion. The Commission staff shall consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations. Pending such determination, the Company shall not be required to implement any contested recommendation(s).

16. With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred and fifty (150) days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Commission staff.

Second Review

17. Within one hundred twenty (120) days after the issuance of the First Review Report, the Monitor shall submit a written Work Plan for the Second Review to the Company and Commission staff. the Company and Commission staff shall provide any comments concerning the Work Plan within thirty (30) days in writing to the Monitor. Any disputes between the Company and the Monitor with respect to the written Work Plan shall be decided by the Commission staff in its sole discretion. Following comments by the Company and Commission staff, the Monitor will have fifteen (15) days to submit a Final Second Review Work Plan.

18. The Second Review shall commence no later than one hundred eighty (180) days after the issuance of the First Review Report (unless otherwise agreed by the Company, the Monitor, and the Commission staff). The Monitor shall issue a written Second Review Report within one hundred twenty (120) days of commencing the Second Review. The Second Review Report shall set forth the Monitor’s assessment of, and any additional recommendations regarding, the Company’s internal accounting controls and FCPA corporate compliance program as they relate to the Company’s compliance with the FCPA and other applicable anti-corruption laws; the Monitor’s assessment of the implementation by the Company of any recommendations made in the First Review Report; and the Monitor’s assessment of the commitment of the Company’s Board of Directors and senior management to compliance with anti-corruption laws.

19. Within one hundred twenty (120) days after receiving the Monitor’s Second Review Report, the Company shall adopt and implement all recommendations in the report, provided, however, that as to any recommendation that the Company considers unduly burdensome, impractical, costly, or inconsistent with applicable law or regulation, the Company need not adopt that recommendation at that time, but may submit in writing to the Monitor and the Commission staff within thirty (30) days of receiving the report, an alternative policy, procedure, or system designed to achieve the same objective or purpose.

20. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal within thirty (30) days, the Company shall promptly consult with the Commission staff. Any disputes between the Company and the Monitor with respect to the recommendations shall be decided by the Commission staff in its sole discretion. The Commission staff shall consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations. Pending such determination, the Company shall not be required to implement any contested recommendation(s).

Third Review

21. The Monitor shall commence a Third Review no later than one hundred fifty (150) days after the issuance of the Second Review Report (unless otherwise agreed by the Company, the Monitor, and the Commission staff). The monitor shall issue a written Third Review Report within one hundred twenty (120) days of commencing the Third Review, setting forth the Monitor’s assessment and, if necessary, making recommendations in the same fashion as with the prior reviews.

22. Within one hundred twenty (120) days after receiving the Monitor’s Third Review Report, the Company shall adopt and implement all recommendations in the report, provided, however, that as to any recommendation that the Company considers unduly burdensome, impractical, costly, or inconsistent with applicable law or regulation, the Company need not adopt that recommendation at that time, but may submit in writing to the Monitor and the Commission staff within thirty (30) days of receiving the report, an alternative policy, procedure, or system designed to achieve the same objective or purpose.

23. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal within thirty (30) days, the Company shall promptly consult with the Commission staff. Any disputes between the Company and the Monitor with respect to the recommendations shall be decided by the Commission staff in its sole discretion. The Commission staff shall consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations. Pending such determination, the Company shall not be required to implement any contested recommendation(s).

Certification

24. No later than sixty (60) days after implementation of the recommendations in the Monitor’s Third Review Report, the Monitor shall certify whether the Company’s compliance program, including its policies and procedures, is reasonably designed and implemented to prevent and detect violations of the FCPA and is functioning effectively. Such certification shall be supported by a written Final Certification Report that certifies the Company’s compliance with its obligations under the Final Judgment, and which shall set forth an assessment of the sustainability of the Company’s remediation efforts and may also recommend areas for further follow-up by the Company.

25. The monitor shall orally notify the Commission staff at least fourteen (14) days prior to the issuance of the Final Certification Report whether he or she expects to be able to certify as provided herein. In the event the Monitor is unable to certify within the three year term of the monitor period, the following extension provisions shall be in effect.

Extension of Monitor Period

26. If, as informed by the Monitor’s inability to certify that the Company’s compliance program, including its policies and procedures, is reasonably designed and implemented to prevent and detect violations of the FCPA and is functioning effectively, the Commission staff concludes that the Company has not successfully satisfied its obligations under the Monitorship, the Monitor Period shall be extended for a reasonable time.

27. Under such circumstances, the Monitor shall commence a Fourth Review no later than sixty (60) days after the Commission staff concludes that the Company has not successfully satisfied its compliance obligations under the Final Judgment (unless otherwise agreed by the Company, the Monitor, and the Commission staff). The Monitor shall issue a written Fourth Review Report within ninety (90) days of commencing the Fourth Review in the same fashion as set forth in Paragraph 13 with respect to the First Review and in accordance with the procedures for follow-up reports set forth in Paragraphs 17 to 21. A determination to terminate the Monitorship shall then be made in accordance with Paragraph 24.

28. If, after completing the Fourth Review the Monitor is unable to certify, the Monitorship shall be extended, and the Monitor shall commence a Fifth Review (unless otherwise agreed by the Company, the Monitor, and the Commission staff). The Monitor shall issue a written Fifth Review Report within ninety (90) days of commencing the Fifth Review in the same fashion as set forth in Paragraph 13 with respect to the First Review and in accordance with the procedures for follow-up reports set forth in Paragraphs 17 to 21. These reviews shall continue until the Monitor is able to certify, or unless as otherwise agreed by the Company and Commission staff.

Discovery of Potential or Actual Misconduct

29. Throughout the Term of the Monitorship, the Monitor shall disclose to the Commission staff any credible evidence that corrupt or otherwise suspicious transactions occurred, or payments or things of value were offered, promised, made, or authorized by any entity or person within the Company, or any entity or person working directly or indirectly for or on behalf of the Company, or that related false books and records may have been maintained by or on behalf of the Company or that relevant internal accounting controls were circumvented or were not reasonably designed or implemented. The Monitor shall contemporaneously notify the Company’s General Counsel, Chief Compliance Officer, or Audit Committee for further action unless at the Monitor’s discretion he or she believes disclosure to the Company would be inappropriate under the circumstances. The Monitor shall address in his or her reports the appropriateness of the Company’s response to all improper activities, whether previously disclosed to the Commission staff or not.

Certification of Completion

30. No later than sixty (60) days from date of the completion of the undertakings with respect to the Monitorship, the Company shall certify, in writing, compliance with the undertakings set forth above. The certification shall identify the undertakings, provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance. The Commission staff may make reasonable requests for further evidence of compliance, and the Company agrees to provide such evidence.

Extensions of Time

31. Upon request by the Monitor or the Company, the Commission staff may extend any procedural time period set forth above for good cause shown.

Confidentiality of Reports

32. The reports submitted by the Monitor and the periodic reviews and reports submitted by the Company will likely include confidential financial, proprietary, competitive business, or commercial information. Public disclosure of the reports could discourage cooperation, impede pending or potential government investigations, or undermine the objective of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except (i) pursuant to court order, (ii) as agreed to by the parties in writing, (iii) to the extent that the Commission determines in its sole discretion that disclosure would be in furtherance of the Commission’s discharge of its duties and responsibilities, or (iv) as is otherwise required by law.

Address for All Written Communications and Reports

33. All reports or other written communications by the Monitor or the Company directed to the Commission staff shall be transmitted to Tracy L. Price, Assistant Director, FCPA Unit, Division of Enforcement, U.S. Securities and Exchange Commission, 100 F Street NE, Washington D.C. 20549.

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